UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Rocky Mountain Chocolate Factory, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-1535633
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification no.)

265 Turner Drive, Durango, Colorado	81303
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: __________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

This Amendment No. 1 hereby amends the registration statement on Form 8-A filed by Rocky Mountain Chocolate Factory, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 2, 2015, by supplementing Items 1 and 2 with the following.

Item 1.                  Description of Registrant’s Securities to be Registered.

As previously disclosed, on October 2, 2021, the Board of Directors (the “Board”) of the Company approved the redemption of all the outstanding preferred stock purchase rights (the “Rights”) granted pursuant to the Rights Agreement, dated March 1, 2015, between the Company and Computershare Trust Company, N.A., as Rights Agent (as amended, the “Rights Agreement”). Immediately upon the action of the Board to approve the redemption of the Rights, the right to exercise the Rights terminated, which effectively terminated the Rights Agreement. Pursuant to the Rights Agreement and a Notice of Redemption, dated October 15, 2021, the Rights were redeemed at a redemption price of $0.01 per Right.

On February 1, 2022, the Company filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) a Certificate of Elimination (the “Certificate of Elimination”), which, effective on February 1, 2022, eliminated from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the Company’s Certificate of Designations of Series A Junior Participating Preferred Stock, Par Value $0.001 Per Share, of Rocky Mountain Chocolate Factory, Inc. (the “Series A Junior Participating Preferred Stock”), as filed with the Secretary of State of the State February 26, 2015. The 50,000 shares of preferred stock previously designated as Series A Junior Participating Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. No shares of the Series A Junior Participating Preferred Stock were issued and outstanding at the time of filing the Certificate of Elimination.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, including the amendment thereto entered into on December 20, 2019, and the Certificate of Elimination, copies of which are attached hereto as Exhibits 4.1, 4.2 and 3.1, respectively, and which are incorporated herein by reference.

Item 2.                  Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1

Certificate of Elimination of the Series A Junior Participating Preferred Stock of Rocky Mountain Chocolate Factory, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-36865) of Rocky Mountain Chocolate Factory, Inc. filed with the Securities and Exchange Commission on February 2, 2022).

3.2

Amended and Restated Certificate of Incorporation of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-36865) of Rocky Mountain Chocolate Factory, Inc. filed with the Securities and Exchange Commission on March 2, 2015).

3.3

Second Amended and Restated Bylaws of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-36865) of Rocky Mountain Chocolate Factory, Inc. filed with the Securities and Exchange Commission on December 6, 2019).

4.1

Rights Agreement, dated March 1, 2015, between Rocky Mountain Chocolate Factory, Inc., a Delaware corporation, and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 8-A (File No. 001-36865) of Rocky Mountain Chocolate Factory, Inc. filed with the Securities and Exchange Commission on March 2, 2015).

4.2

Amendment to Rights Agreement, dated as of December 20, 2019, by and between Rocky Mountain Chocolate Factory, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-36865) of Rocky Mountain Chocolate Factory, Inc. filed with the Securities and Exchange Commission on December 23, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: February 2, 2022

Rocky Mountain Chocolate Factory, Inc.

	By:	/s/ Bryan J. Merryman
	Name:	Bryan J. Merryman
	Title:	Interim President and Chief Executive Officer, and Chief Financial Officer